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                  EXHIBIT 22                   SUBSIDIARIES OF THE COMPANY.


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                           SUBSIDIARIES OF THE COMPANY

1. HTB Restaurants, Inc., a Delaware corporation, doing business as "HomeTown Buffet"

2.   Lucky 7 Inc., a Delaware corporation, previously doing business as "Sbarro"

3.   Restaurant Equipment Corporation, a Delaware corporation